Exhibit 3.11

CERTIFICATE OF INCORPORATION

OF

HP DELAWARE, INC.

ARTICLE I

The name of the corporation is HP DELAWARE, INC., (hereinafter called the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle and the name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The capital stock authorized, the par value thereof, and the characteristics of such stock shall be as follows:

Number of Shares Authorized	Par Value Per Share	Class of Stock
1,000	0.01	Common

ARTICLE V

The name of the Incorporator is Paul Berkowitz and the address of the Incorporator is 1221 Brickell Avenue, Miami, Florida 33131.

ARTICLE VI

The Board of Directors of the Corporation shall consist of at least one director, with the exact number to be fixed from time to time in the manner provided in the Corporation’s Bylaws.

ARTICLE VII

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under §174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. It is the intent that this provision be interpreted to provide the maximum protection against liability afforded to directors under the Delaware General Corporation Law in existence either now or hereafter.

ARTICLE VIII

This Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent permitted by law in existence either now or hereafter.

ARTICLE IX

The directors of the Corporation shall have the power to adopt, amend or repeal the bylaws of the Corporation.

IN WITNESS WHEREOF, the undersigned, being the Incorporator named above, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, has signed this Certificate of Incorporation this 5th day of June, 1998.

/s/ Paul Berkowitz
Paul Berkowitz, Incorporator